UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	August 26, 2005

Network Appliance Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	0-27130	77-0307520
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

495 East Java Drive, Sunnyvale, California		94089
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(408) 822-6000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.01 Completion of Acquisition or Disposition of Assets.

On August 26, 2005, Network Appliance, Inc., a Delaware corporation ("Registrant"), completed its acquisition of Decru, Inc. ("Decru"), a Delaware corporation that develops and sells encryption software and appliances to secure network data storage, pursuant to an Agreement and Plan of Merger and Reorganization, by and among Registrant, Decru, Dolphin Acquisition Corp., a wholly-owned subsidiary of the Registrant, and certain other parties, dated June 15, 2005 (the "Merger").

In connection with the closing of the Merger, the Registrant issued to the stockholders of Decru 8,251,203 shares of Common Stock, par value $0.001 per share, and assumed all options to purchase Decru common stock granted under the Decru, Inc. 2001 Equity Incentive Plan that were outstanding at the closing of the Merger, which options shall be exercisable for an aggregate of 1,926,462 shares of Registrant’s Common Stock. In addition, the Registrant paid to the Decru stockholders approximately $54.5 million in cash, of which approximately $34 million has been placed in escrow to secure the Decru stockholders’ indemnification obligations to Registrant pursuant to the Agreement and Plan of Merger and Reorganization.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the Agreement and Plan of Merger and Reorganization, which will be filed as an exhibit to the Registrant’s Quarterly Report on Form 10-Q for period ending July 29, 2005.

A copy of the press release announcing the closing of the above transaction, which is filed as Exhibit 99.1, attached hereto, and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits.

99.1 Press Release issued by Network Appliance, Inc, dated August 29, 2005.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Network Appliance Inc.

September 1, 2005	By:	/s/ Steven J. Gomo

Name: Steven J. Gomo
Title: Chief Financial Officer and Executive Vice President of Finance

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Exhibit Index

Exhibit No.	Description

99.1	Press Release issued by Network Appliance, Inc., dated August 29, 2005.